Exhibit 3.1

DEAN HELLER Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684 5708	Certificate of Amendment (PURSUANT TO NRS 78.385 and 78.390)	Date Filed: 5/25/2005
Important: Read attached instructions before completing form

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

    Originally New York, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 4 of the Articles of Incorporation of the corporation is hereby amended to read as follows:

"4. Authorized Shares:

The aggregate number of shares which the corporation shall have authority to issue shall consist of 40,000,000 shares of Common Stock having a $.001 par value, and 5,000,000 shares of Preferred Stock having a $.001 par value. The Common and/or Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders.  The Common and/or Preferred Stock of the Company may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common and/or Preferred Stock in one or more series, with such voting powers, designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions. Simultaneously with the filing of this Certificate of Amendment with the Nevada Secretary of State in accordance with the NRS, each share of the Corporation's Common Stock then outstanding shall be automatically split into two (2) shares of Common Stock."

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:

No Vote Required. See attached page.

4. Effective date of filing (optional):

5. Officer Signature (Required):

/s/ Leonard H. Luner
Leonard H. Luner, President

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.

3.   The amendment was approved by the Corporation's Board of Directors and no stockholder approval is required to be obtained as authorized by NRS Section 78.207